Exhibit 4(rr)


     Lease No.

The lease is made between the landlord Chiang Sui Lun (hereinafter called "Party A") and the tenant ISLAM Md, Rabbi-ul (hereinafter called "Party B"). Both parties hereby agree to enter into and abide by all the terms and conditions set out herein.

(1) Party A hereby leases Flat E, 22/F, Block 3, Bayview Garden, Tsuen Wan to Party B at a monthly rent of HK$10,500 (a receipt will be issued upon each payment) for two years from November 1, 2000 to October 30, 2002. The tenant is not allowed to terminate the lease at any time within the lease term, otherwise a rent for the rest of the term shall be paid.

(2) Party B shall not sub-lease or re-lease the flat to any other person and shall not occupy any other place than the leased premise. Party B shall give a month's prior written notice in case of renewal (a new contract will be made in such case) or termination upon the expiry of the lease.

(3) The payment of the rent shall be paid on the first date of each month and shall not be delayed. In case where Party B is unable to pay to Party A the rent 10 days after the due date or to perform any terms and conditions herein, Party B shall have the legal right to terminate the lease and lease the flat to any other person and recover from Party A the unpaid rent.

(4) Party B shall remove all furniture (except for the furniture leased by Party A within the lease term upon its removal and clear all the relevant procedures. If Party B does not return the door keys or leaves old furniture in the premise for three days upon removal, Party B shall be regarded as giving up its right and Party A shall be entitled to sell the furniture with one or two witnesses without notifying the policeman or the court. Any sales proceeds therefrom shall be used as payment of any default rent and Party B shall pay any shortfall thereof.

(5) Party B needs not pay construction fee and lease premium but shall pay two months rents as a deposit, i.e. HK$21,000 to Party A (a receipt will be issued). Party A shall return the amount free of interest to Party B at its removal and take back the receipt thereof. Party A shall be entitled to deduct any amount payable but unpaid rents or fees from the deposit.

(6) The rates, property tax, Government rents and management fee shall be paid by Party A and other miscellaneous fees including charges relating to the elevator, water, electricity, pumping and cleaning shall be paid by Party B.

(7) All original facilities and partition of the premise may not be altered without the consent of Party A. If Party A receives the written notice from governmental departments notifying the demolition of the premise, Party B shall move out from the premise and Party A shall not be obliged to make any compensation.

(8) The premise is for residence purpose only and Party B shall not store any inhibited articles inside the premise or do anything against the laws of the Hong Kong Government. Party B shall not transfer the premise to any other person within or upon the expiry of the lease term.

(9) Party B hereby receives the keys to the gate, the room doors and the post box, which shall be returned to the landlord upon removal. Any lost keys shall be replicated and returned.

(10) Party B may only dry up clothes within the prescribed area and Party A shall not be liable for any loss incurred therefrom. Party B shall not post bills or hang personal or corporate banners or any promotional advertisement in any place within the premise. Party B shall not install cloth-rack or neon light tubes on the outer wall of the premise, otherwise Party A shall be entitled to remove the same at the expense of Party B.

(11) All doors, windows and facilities in the kitchen and bathroom including the basin, water hose and water pipes shall be repaired by Party B in case of any damage. In case where Party B has caused damage to the premise or any other person or other person's furniture and belongings, Party B shall make compensation thereon. Party B shall buy insurances covering risks relating to typhoon, water, fire, theft and accidents at its own costs and Party A not shall be liable therefor.

(12) Party B shall not rear cats, dogs and other annoying birds and animals.

(13) Party B shall not remove anything originally installed in the premise without the consent of Party A. The existing electric appliances inside the premise include two heaters, four air-conditioners, one water meter and one electricity meter, which shall be returned by Party B in complete shape upon termination of the lease term. Any intentional damage thereto by Party B may be prosecuted and Party B shall compensate for any loss incurred therefrom.

(14) The water meter and electricity meter are registered under the name of Party A and Party A shall be responsible for maintaining and repairing the same. Party B shall make payments according to the meters. In case where Party B is unable to pay the rent for more than 15 days or pay electricity and water charges or the management fee, Party A shall be entitled to cut the supply of water and electricity.

(15) The lease has one original copy and one carbon copy, which are separately held by Party A and Party B. Party A and Party B shall equally share the stamp duty and legal fees. Anything not mentioned herein shall be settled in accordance with the lease ordinances of Hong Kong.

(16) There are already a range hood, a cooker and window lattices and curtains and pendent lamps in the whole premise.

(17) The landlord will lend the keys of the premise to the tenant on October 20, 2000 for it to move in.

(18) The lease may be negotiated at any time after one year within the lease term.

Party A:  BLESS SILVER DEVELOPMENT LIMITED
          Mr Chiang Sui Lun ID No. E553163(6)
          or Business Registration No. 13551337-000-12-99-3

Party B:  ISE LABS HONG KONG
          Mr ISLAM Md, Rabbi-ul ID No. P509522(4)
          or Business Registration No. 18845266-000-11-99-8

October 20, 2000

(I)  Information about the parties
     The information on both the landlord and the tenant includes:
     (1) names
     (2) ID No.s/Business Registration No.s
     (3) addresses - for service of notice
     (4) contact No.s

(II) Information about the premise
     The information on the premise includes:
     (1) the actual location of the premise, including the name of the building, the street no., flat no. and floor no.
     (2)  if there is parking space, indicate the no. & location
     (3)  the lot no. of the building
     Any additional installments to the building should be listed.


Address of the premise: Flat E, 22/F, Block 3, Bayview Garden, Tsuen Wan
Lease Term:    2 years
Expiry Date:   October 30, 2000
Correspondence address of the landlord:
          Tel: 96577410
          Fax:

Correspondence address of the tenant:
          Tel:
          Fax:
Hang Seng Bank 243122975 882